Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 154 to the Registration Statement on Form N-1A of Fidelity Puritan Trust: Fidelity Balanced Fund of our report dated October 18, 2013 and Fidelity Puritan Fund of our report dated October 21, 2013 on the financial statements and financial highlights included in the August 31, 2013 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts October 24, 2013